EXHIBIT 99

News Release For Investor Relations Inquiries: Raphael Gross of ICR 203-682-8253

Dave & Buster’s Entertainment, Inc. Appoints Victor L. Crawford to Board of Directors

DALLAS, August 8, 2016 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of entertainment and dining venues, today announced that Victor L. Crawford has been appointed to the Company's Board of Directors as an independent director, effective August 8, 2016. Dave & Buster’s Board of Directors now consists of eight members inclusive of his appointment.

Mr. Crawford has been with Aramark since 2012 and currently serves as Chief Operating Officer of its Healthcare, Education and Facilities businesses where he leads a broad and diverse scope of businesses that represent multi-billions in annual revenue. Prior to this, he served as president, North America for Pepsi Beverage Company where he was responsible for the oversight of North America field sales operations totaling $12.3 billion in annual revenue. Earlier roles at Pepsi included executive vice president, supply chain & transformation and senior vice president, global operations & transformation, among others. Mr. Crawford was previously chief operating officer, eastern division for Marriott International where he was responsible for the operational oversight of all Marriot Managed brands from Maine to South Carolina. He began his career at Price Waterhouse before moving to Federal-Mogul Corporation.

Mr. Crawford holds a Bachelor of Science degree in Accounting from Boston College.

“Victor brings to Dave & Buster’s a long track record of executive experience across many large, complex organizations and has driven operational and execution excellence across an array of businesses. He is a broad strategic thinker and a collaborative and respected leader who can inspire teams to achieve a winning vision. His background and experience make him well-suited to join our board of directors as we execute on our vision as a 'one of a kind' dining, entertainment, and sports viewing destination,” said Alan J. Lacy, Chairman of the Board of Directors.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 87 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 33 states and Canada.